EXHIBIT 5.2

OPINION OF SHUMAKER, LOOP & KENDRICK, LLP

December 18, 2009

Quality Distribution, LLC

QD Capital Corporation

4041 Park Oaks Boulevard, Suite 200

Tampa, FL 33610

Re:	Exchange Offer by Quality Distribution, LLC and QD Capital Corporation

Ladies and Gentlemen:

At your request, we are delivering this opinion in connection with the Registration Statement on Form S-4 (such registration statement, as amended and as supplemented by the prospectus to be filed pursuant to Rule 424(b) of the Securities and Exchange Commission following the date hereof, the “Registration Statement”), of Quality Distribution, LLC, a Delaware limited liability company, and QD Capital Corporation, a Delaware corporation, in connection with their offer to exchange (the “Exchange Offer”) the Existing Notes for the Exchange Notes, which will be guaranteed (the “Guarantees”) by, among others, Quality Distribution, Inc., QD Risk Services, Inc. and Mexico Investments, Inc., each a Florida corporation (the “Florida Guarantors”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Registration Statement.

We have acted as counsel to the Florida Guarantors in connection with the above transaction. In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Articles of Incorporation and Bylaws of the Florida Guarantors, the indentures governing the Exchange Notes (the “Indentures”), the Guarantees and such other certificates, statutes and other instruments and documents as we have deemed appropriate for purposes of the opinions set forth herein. We have assumed the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, and in reliance thereon, and subject in all respects to the assumptions, exceptions, qualifications and limitations herein set forth, we are of the opinion that when the Exchange Notes and the notations of Guarantees have been duly executed, authenticated and delivered in accordance with the Indentures in exchange for the Existing Notes pursuant to the Exchange Offer, the Guarantees of the Florida Guarantors of the Exchange Notes will be the valid and binding obligation of the Florida Guarantors, enforceable against the Florida Guarantors in accordance with their terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the

Quality Distribution, LLC

QD Capital Corporation

December 18, 2009

discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (d) any provision which might be determined to be usurious or to permit, upon acceleration of the Exchange Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (e) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury or at law, or other procedural rights, (f) waivers of broadly or vaguely stated rights, (g) provisions for exclusivity, election or cumulation of rights or remedies, (h) provisions authorizing or validating conclusive or discretionary determinations, and (j) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indentures and the Exchange Notes have been duly authorized, executed and delivered by the parties thereto other than the Florida Guarantors, (b) that the Indentures and the Exchange Notes constitute legally valid and binding obligations of the parties thereto other than the Florida Guarantors, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Indentures and the Exchange Notes as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities. We have also assumed that the Registration Statement will have become effective and the Exchange Notes will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

The law governed by this opinion is limited to the federal law of the United States of America and the law of the State of Florida. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

This opinion may be relied upon by your counsel, Barack Ferrazzano Kirschbaum & Nagelberg LLP, in connection with its opinion that is filed as an exhibit to the Registration Statement.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are

Quality Distribution, LLC

QD Capital Corporation

December 18, 2009

included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Very truly yours, SHUMAKER, LOOP & KENDRICK, LLP

/s/ Gregory C. Yadley
Gregory C. Yadley